UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 6, 2011 (June 2, 2011)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of matters to a vote of Security Holders.

The 2011 Annual Meeting of Stockholders of NeurogesX, Inc. (the “Company”) was held on June 2, 2011. Of the 17,873,878 shares of the Company’s common stock entitled to vote at the meeting, 12,822,495 shares, representing approximately 71.74% of the total votes eligible to be cast, were represented at the meeting in person or by proxy, constituting a quorum.

The following is a brief description of each matter voted upon at the Annual Meeting, as well as the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter.

The two directors nominated by the Company for re-election and listed below were elected to serve until the Company’s 2014 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The votes on this matter were as follows:

Director Name	Votes for	Withheld	Broker Non-Votes
Bradford S. Goodwin	7,322,522	41,663	5,458,310
John A. Orwin	7,322,522	41,663	5,458,310

The proposal to ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011 was approved by the Company’s stockholders. The votes on this matter were as follows:

Votes for	Against	Abstain	Broker Non-Votes
12,767,230	44,515	10,750	0

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers was approved by the Company’s stockholders. The votes on this matter were as follows:

Votes for	Against	Abstain	Broker Non-Votes
6,842,985	43,116	478,084	5,458,310

With respect to the proposal as to the frequency that executive compensation should be subject to future advisory stockholder votes, the stockholders of the Company approved, on an advisory basis, a frequency of once every three (3) years. The votes on this matter were as follows:

3 Years	2 Years	1 Year	Abstain	Broker Non-Votes
6,174,565	8,360	1,161,344	19,916	5,458,310

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: June 6, 2011	By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and
Chief Financial Officer